Exhibit 3.2

SHENANDOAH TELECOMMUNICATIONS COMPANY

Edinburg, Virginia

AMENDED AND RESTATED BYLAWS

(Effective as of July 17, 2007)

ARTICLE I

MEETINGS OF SHAREHOLDERS

SECTION 1.      Places of Meetings - All meetings of the shareholders shall be held at the principal office of the company in Edinburg, Virginia, or at such other place or places in Shenandoah County, Virginia, as may from time to time, be fixed by the Board of Directors. -

SECTION 2.      Annual Meetings -

(a)             Subject to the ability of the Board of Directors to postpone a meeting under Virginia law, the annual meeting of shareholders shall be held on the first (1st) Tuesday in May of each year, or such other date and time as may be fixed by the Board of Directors and stated in the notice of meeting. The annual meeting shall be held for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws. To be properly brought before an annual meeting, business must be: (i) specified in the notice of annual meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (ii) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors; or (iii) otherwise properly brought before the annual meeting by a shareholder.

(b)            For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to this Section 2, the shareholder must have given timely notice thereof in writing to the Secretary of the company and any such business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the company not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the first (1st) anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth: (i) as to each person whom the shareholder proposes to nominate for election as a director (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) a description of all arrangements, understandings or relationships between such person and the shareholder and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (C) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws of the company, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such shareholder, as they appear on the company’s books, and of such beneficial owner, (B) the class and number of shares of capital stock of the company which are owned beneficially and of record by such shareholder and such beneficial owner, (C) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (D) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from shareholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a shareholder if the shareholder has notified the company of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such shareholder’s proposal has been included in a proxy statement that has been prepared by the company to solicit proxies for such annual meeting. The company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the company.

(c)            Notwithstanding anything in the second sentence of paragraph (b) of this Section 2 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the company at an annual meeting is increased and there is no public announcement by the company naming the nominees for the additional directorships at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 2 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the company.

(d)             In the event that a shareholder attempts to bring the nomination of persons for election to the Board of Directors and/or proposed business before an annual meeting without complying with the provisions of this Section 2, the chairman of the meeting shall declare to the shareholders present at the meeting that the business was not properly brought before the meeting in accordance with the foregoing procedures, and such nominations and/or business shall not be considered at the meeting.

SECTION 3.      Special Meetings - Special meetings of the shareholders may be called at any time by the Chairman of the Board or by a majority of the Board of Directors. At a special meeting of shareholders, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

SECTION 4.      Notice of Meetings - Written notice stating the place, day and hour of a shareholders’ meeting and the purpose or purposes for which the meeting is called shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, except as hereinafter provided, either personally or by mail, by or at the direction of the president, the secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, addressed to the shareholder at his address as it appears on the stock transfer books of the company, with postage thereon prepaid. Notice of a shareholders’ meeting to act on an amendment of the Articles of Incorporation, a plan of merger, share exchange, domestication or entity conversion, a proposed sale, lease, exchange or other disposition of the company’s assets (other than a disposition described in Virginia Code Section 13.1-723) that would leave the company without a significant continuing business activity (as defined in Virginia Code Section 13.1-724), or the dissolution of the company, shall be given in the manner provided above, not less than twenty-five (25) nor more than sixty (60) days before the date of the meeting.

SECTION 5.      Quorum - Any number of shareholders together holding at least a majority of the shares of the capital stock of the company entitled to vote in respect to the business to be transacted, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business, except where by law a greater interest is required. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the shareholders present or represented by proxy without notice other than by announcement at the meeting until a quorum shall attend. When a quorum is present at any meeting, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the question is one upon which by express provision of law a larger or different vote is required, in which case such expressed provision shall govern and control the decision of such question, except that in the election of directors those receiving the greater numbers of votes shall be deemed elected even though not receiving a majority.

SECTION 6.      Voting - At any meeting of the shareholders each common shareholder shall have one (1) vote, in person or by proxy, for each share of common stock standing in such shareholder’s name on the books of the company on the date, not more than seventy (70) days prior to such meeting, fixed by the Board of Directors as the record date for the purpose of determining shareholders entitled to vote.

SECTION 7.      Waiver of Notice - Any shareholder may waive and shall be treated as having waived the notice hereinabove in this article required, either by signing a written waiver of such notice or by attending such meeting in person or by proxy. A waiver of notice in writing, whether signed before or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE II

DIRECTORS

SECTION 1.      Powers - The property, affairs and business of the company shall be managed by the Board of Directors, and except as otherwise expressly provided by law or by the charter, as amended, or by these Bylaws all of the powers of the company shall be vested in said Board. The Board of Directors shall have power to determine what constitutes net earnings, profit and surplus, respectively, what amount shall be reserved for working capital and for any other purposes, and what amount shall be declared as dividends, and such determination by the Board of Directors shall be final and conclusive.

SECTION 2.      Number and Qualification - The Board of Directors shall be nine (9) in number. Such number may be increased or decreased by amendment to this section of the Bylaws. Directors need not be shareholders. No person shall be a member of the Board of Directors after the end of the term of such member’s class (as provided in Article VI of the Articles of Incorporation of the company) in which such member reaches the age of seventy-two (72).

SECTION 3.      Election of Directors - At each annual meeting of shareholders (or any meeting held in lieu of the annual meeting for that purpose) the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third (3rd) proceeding annual meeting and until their successors shall be elected and qualified.

SECTION 4.       Meetings of Directors - Meetings of the Board of Directors shall be held at places within or without the Commonwealth of Virginia and at times fixed by resolution of the Board, or upon call of the Chairman of the Board or president; and the secretary or officer performing his duties shall give at least two (2) days’ notice by electronic or facsimile transmission, telephone, letter or in person of all meetings of the directors, provided that notice need not be given of regular meetings held at time and places fixed by resolution of the Board. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. Meetings may be held at any time without notice if all of the directors are present, or if those not present waive notice in writing either before or after the meeting. The secretary or officer performing his duties shall call special meetings of the Board whenever requested in writing to do so by two (2) or more directors, such request to specify the object of the meeting. Directors may be allowed, by resolution of the Board, a reasonable fee and expenses for attendance at all meetings.

SECTION 5.      Quorum - A quorum at any meeting shall consist of a majority of the entire membership of the Board. A majority of such quorum shall decide any question which may come before the meeting.

SECTION 6.       Chairman and Vice Chairman of the Board - The Chairman of the Board shall preside over the meetings of the Board of Directors and of the shareholders at which he shall be present and shall in general oversee all of the business and affairs of the Board of Directors. In the absence of the Chairman of the Board, the Vice Chairman of the Board shall preside at such meetings at which he shall be present. The Chairman of the Board and the Vice Chairman of the Board shall be appointed by a majority of the Board of Directors and shall serve in such capacities until a successor is designated or until his earlier resignation, removal from office, death or incapacity. The positions of Chairman of the Board and Vice Chairman of the Board shall not be officer positions of the company.

ARTICLE III

EXECUTIVE COMMITTEE

SECTION 1.      Designation of Committee - The Board of Directors may, whenever it sees fit, by a majority vote of the whole Board, designate an Executive Committee which shall consist of at least three (3) directors, one of whom shall be the Chairman of the Board. The members of the Executive Committee shall serve until their successors are designated by the Board of Directors or until removed or until the Executive Committee is dissolved by the Board of Directors. All vacancies which may occur in the Executive Committee shall be filled by the Board of Directors. The Board of Directors shall have the power at any time to change the membership of or to dissolve the Executive Committee.

SECTION 2.      General Powers - The Executive Committee, when the Board of Directors is not in session, shall have and may exercise all of the authority of the Board of Directors, except to approve an amendment of the articles of incorporation, a plan of merger or consolidation, a plan of exchange under which the corporation would be acquired, the sale, lease or exchange, or the mortgage or pledge for a consideration other than money, of all, or substantially all, the property and assets of the corporation otherwise than in the usual and regular course of its business, or the filing or revocation of voluntary dissolution proceedings. The Executive Committee shall report at the next regular or special meeting of the Board of Directors all action which the Executive Committee may have taken since the last regular or special meeting of the Board of Directors.

SECTION 3.      Meetings of the Executive Committee - Meetings of the Executive Committee shall be held at such places and at such times fixed by resolution of the Committee, or upon call of the chairman of the Committee. Due notice shall be given by letter, electronic or facsimile transmission, telephone, or in person, of all meetings of the Executive Committee, provided that notice need not be given of regular meetings held at times and places fixed by resolution of the committee and that meetings may be held at any time without notice if all of the members of the committee are present or if those not present waive notice either before or after the meeting. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Executive Committee need be specified in the notice or waiver of notice of such meeting. A majority of the members of the Executive Committee shall constitute a quorum for the transaction of business. Members of this Committee may be allowed, by resolution of the Board, a reasonable fee and expenses for attending Executive Committee meetings without regard to any compensation received by them as officers, directors or employees of the company.

ARTICLE IV

OFFICERS

SECTION 1.      Election - The officers of the company shall consist of a president, a secretary, a treasurer, and such other officers as may be elected as provided in Section 3 of this Article, and shall be elected by the Board of Directors after its election by the shareholders; and a meeting may be held without notice for this purpose immediately after the annual meeting of the shareholders and at the same place.

SECTION 2.      Removal of Officers - All officers and agents elected or appointed by the Board of Directors may be removed at the pleasure of the Board, and directors may fix the compensation of all officers and agents of the company. All vacancies may be filled at any meeting of the Board of Directors.

SECTION 3.      Other Officers - Other officers, including one or more vice presidents, one or more assistant secretaries and assistant treasurers, may from time to time be elected by the Board of Directors, and shall hold office for such term as may be designated by the said Board of Directors.

SECTION 4.      Eligibility of Officers - No person shall be an officer of the company after the end of the calendar year in which he reaches the age of seventy-two (72).

SECTION 5.      Vacancies - If the office of any officer or agent, one or more, becomes vacant by reason of death, resignation, removal, disqualification or otherwise, the directors at the time in office, if a quorum, may by a majority vote, choose a successor or successors who shall hold office for the unexpired term.

SECTION 6.      Duties - The officers of the company shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are hereinafter provided and as from time to time shall be conferred by the Board of Directors. The Board of Directors may require any officer to give such bond for the faithful performance of his duties as it may see fit.

SECTION 7.       Duties of the President – In the absence of the Chairman of the Board and the Vice Chairman of the Board, the president shall preside at all meetings of the Board of Directors and shareholders. He shall be the chief executive officer to whom all other officers shall report. He shall have the overall supervision of the affairs of the company, including the day-to-day responsibilities for the operation of the company and have direct charge of the employees thereof and such other duties as may be delegated to him by the Board of Directors or the Executive Committee. Presidents of all subsidiaries of the company shall report to the president of the company.

SECTION 8.      Duties of the Secretary - The secretary shall give notices of meetings of shareholders, of the Board of Directors and of the Executive Committee, if there be one, as required by law and these Bylaws; shall record the proceedings at such meetings; shall keep or supervise the keeping of records of the ownership of shares of common stock; shall have custody of the Corporate seal and all deeds, leases and contracts to which the company is a party; and, on behalf of the company, shall make reports as from time to time are required by law, except tax returns; and shall have power, together with the president or a vice president, to sign certificates of stock, bonds, deeds and contracts of the company. In his absence an assistant secretary or a secretary pro tempore shall perform his duties.

SECTION 9.      Duties of the Treasurer - The treasurer shall be the chief financial officer and shall coordinate the financial and accounting affairs of the company and its subsidiaries. The treasurer shall have custody of all securities held by the company and of all funds which may come into his hands. He shall keep appropriate records and accounts of all moneys of the company received or disbursed and shall deposit all moneys and securities in the name of and to the credit of the company in such banks and depositories as the directors shall from time to time designate. He may endorse for deposit for collection all checks, notes, et cetera, payable to the company or its order, may accept drafts on behalf of the company, and, together with the president or a vice president, may sign certificates of stock, bonds, deeds, and contracts of the company. He shall also file or supervise the filing of all tax returns required by law.

All checks, drafts, or other orders for the payment of money by or to the company and all notes and other evidences of indebtedness issued in the name of the company shall be signed by such officer or officers, agent or agents of the company, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof. Checks for the total amount of any payroll may be drawn in accordance with the foregoing provisions and deposited in a special fund. Checks upon this fund may be drawn by such person as the treasurer shall designate and need not be countersigned.

The treasurer may affix his signature to coupons on any bonds of the company by any form or facsimile, whether engraved, printed, lithographed or otherwise.

SECTION 10.    Other Duties of Officers - Any officer of the company shall have, in addition to the duties prescribed herein and by law, such other duties as from time to time shall be prescribed by the Board of Directors or the president.

ARTICLE V

CAPITAL STOCK

SECTION 1.      Certificates - Certificates of capital stock shall be in such form as prescribed by the Board of Directors and shall bear the seal of the company and the signature of at least two (2) officers designated by the Board of Directors to sign such certificates.

Transfer agents and/or registrars for the stock of the company may be appointed by the Board of Directors and may be required to countersign stock certificates.

In the event that any officer whose signature shall have been used on a stock certificate shall for any reason cease to be an officer of the company and such certificate shall not then have been delivered by the company, the Board of Directors may nevertheless adopt such certificate, and it may then be issued and delivered as though such person had not ceased to be an officer of the company.

SECTION 2.      Lost, Destroyed and Mutilated Certificates - Holders of the stock of the company shall immediately notify the company of any loss, destruction or mutilation of the certificate therefor; and the Board of Directors may in its discretion cause one or more new certificates for the same number of shares in the aggregate to be issued to such shareholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction, and the deposit of a bond in such form and amount and with corporate surety.

SECTION 3.      Transfer of Stock - The stock of the company shall be transferable or assignable only on the books of the company by the holders in person or by attorney on surrender of the certificate for such shares duly endorsed and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the company. The company will recognize, however, the exclusive rights of the person registered on its books as the owner of shares to receive dividends and to vote as such owner, subject to the provision of the amended and restated charter with regard to the present issued and outstanding stock. It shall be the duty of each shareholder to notify the company of his post office address.

SECTION 4.      Fixing Record Date - For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than seventy (70) days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notices of the meeting are mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

ARTICLE VI

MISCELLANEOUS PROVISIONS

SECTION 1.      Seal - The seal of the company shall bear the words, “Shenandoah Telecommunications Company Seal”, with such device or devices as the Board of Directors may determine, an impression of which is affixed to this section of the Bylaws.

SECTION 2.      Fiscal Year - The fiscal year shall end on the last day in December of each year.

SECTION 3.      Examination of Books - The Board of Directors shall, subject to the laws of the Commonwealth of Virginia, have power to determine from time to time whether and to what extent and under what conditions and limitations the accounts, records and books (except the stock and transfer books) of the company, or any of them, shall be open to the inspection of the shareholders.

The stock and transfer books of the company shall be at all times during business hours open to the inspection of the registered shareholders in person.

SECTION 4.      Amendment of Bylaws - The Bylaws may be amended, altered or repealed at any meeting of the Board of Directors by affirmative vote of a majority of all of the directors. The shareholders shall have the power to rescind, alter, amend, or repeal any Bylaws and to enact Bylaws which, if expressly provided, may not be amended, altered or repealed by the Board of Directors.

SECTION 5.      Voting of Stock Held - Unless otherwise provided by resolution of the Board of Directors, the president or the secretary may from time to time appoint an attorney or attorneys or agent or agents of the company, in the name and on behalf of the company, to cast the votes which the company may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose stock or securities may be held by the company, at meetings of the holders of the stock or other securities of any other corporations, or to consent in writing to any action by any such other corporations, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed on behalf of the company and under its corporate seal, or otherwise, such written proxies, consents, waivers, or other instruments as may be necessary or proper in the premises; or the president or the secretary himself attend any meeting of the holders of stock or other securities of any such other corporation and thereat vote or exercise any or all other powers of the company as the holder of such stock or other securities of such other corporation.

SECTION 6.      Control Share Statute - Article 14.1 of Title 13.1 of the Code of Virginia (Control Share Acquisitions) shall not apply to acquisitions of shares of capital stock of the company.

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Edinburg, Virginia

Effective as of July 17, 2007